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                                                                    EXHIBIT 99.1


Company contact:                                  Investor information requests:
Mark J. Kohlrus                                                    Anna LeCluyse
Chief Financial Officer                                             913.514.3505
913.514.3534                                                    Fax 913.514.3515


NOVASTAR FINANCIAL, INC. ANNOUNCES
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                     EXPANDED RELATIONSHIP WITH FIRST UNION
                     --------------------------------------

(WESTWOOD, KANSAS - February 16, 1999) - NovaStar Financial, Inc. (NYSE: NFI) announced today that it has entered into certain agreements that significantly expand its relationship with its primary lender, First Union National Bank and its affiliates (collectively, "First Union").

As a result of the new arrangement, First Union will be providing a significantly increased level of financing to the Company and its affiliates through the following facilities: $75 million revolving warehouse line of credit, $300 million whole loan repurchase facility, and $20 million of residual financing. All of the facilities are committed for one year, maturing February 2000. In connection with the new arrangements, the Company will issue to First Union 350,000 warrants to purchase NovaStar common stock at $6.9375 per share, the closing price on February 11, 1999, in exchange for 186,667 existing warrants to purchase NovaStar common stock at a price of $15 per share, which will be retired.

"First Union has been tremendously supportive during the turbulent events of the last five months. They have served as our primary warehouse lender from inception and we are extremely pleased to announce that we have taken a major step in solidifying our long-term liquidity position by expanding our relationship with them," said Scott Hartman, Chairman and CEO. "We continue to pursue additional arrangements that would supplement the facilities provided by First Union and bring additional liquidity and capital to NovaStar."

Hartman commented further, "We expect to use proceeds from the First Union residual facility to repay borrowings under the GMAC/RFC facility on or before its maturity date of February 28, 1999. GMAC/RFC provided us with much needed liquidity during a very difficult time and we appreciate their support. We continue to negotiate with GMAC/RFC to develop a long-term lending relationship. However, we do not envision that such a relationship would involve the issuance of 811,919 additional warrants at $4.5625 per share, as previously contemplated. Such a long-term lending arrangement with GMAC/RFC could include some level of additional warrants at current market prices."

The Company had previously announced it had entered into a short-term secured financing agreement with GMAC/RFC for $15 million to address liquidity needs. That facility was initially scheduled to mature on January 13, 1999, and was extended to February 28, 1999, as the Company and GMAC/RFC continued negotiations towards a long-term strategic alliance. In

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connection with that financing arrangement, the Company agreed to issue GMAC/RFC warrants for the purchase of 812,731 shares of common stock at an exercise price of $4.5625, the closing price on October 12, 1998.

NovaStar Financial, Inc. is a real estate investment trust (REIT) that invests in the single-family residential subprime mortgage loans originated by its affiliate, NovaStar Mortgage, Inc. Mortgage loans in portfolio are financed on a long-term basis by issuing collateralized mortgage obligations accounted for as debt instruments. NovaStar Financial, Inc. is located in Westwood, Kansas, a part of the Kansas City metropolitan area. NovaStar Mortgage's operates its wholesale lending operation in Orange County, California, and its servicing operation in Westwood, Kansas.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, the availability of subprime residential mortgage loans, the availability and access to financing and liquidity resources, and other risk factors outlined in the Company's 1997 annual report on Form 10-K.

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